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TRANSLATION                                                    EXHIBIT NO. 10.14


                    ATTACHMENT TO [SIGNAL SUPPLY] AGREEMENT


between  Deutsche Bundespost Telekom
         Telecommunications Office Halle

and      Telecable

for      the town of Bitterfeld


1. The signal supply by Deutsche Bundespost Telekom will be made at the handover points agreed in the "Up-list" as per Attachment 1 ("Up"). Up 40 are being made available. Up 31/32 would have to be ordered specially and are to be charged according to the tariff list for cable connections.

2. The remuneration calculation to be applied to the Supply Agreement for the town of Bitterfeld comprises the 4.259 housing units ("WE") of the four large housing entities serviced by the Company as well as the remaining ca. 4.250 WE being private households which are located in the region to be extended by Deutsche Bundespost Telekom.

     The latter private households will be supplied with a Up 40 per property by Deutsche Bundespost Telekom and will be marketed by Telecable at the same charges as the four contractually bound housing entities. The marketing by Deutsche Bundespost Telekom at the charges in accordance with the AGB is not affected thereby.

     2.1 The utilisation period free of the monthly charges is 18 months, starting with the commencement of operation of the Up in a total of 2.500 housing units ("WE") by Deutsche Bundespost Telekom.

     2.2 A one-off charge is due after three months - from the fourth month after commencement of operation of the Up in a total of 2.500 housing units ("WE").

3.   Remuneration

     The Company undertakes to pay the one-off charge in the sum of DM 90,515.00 as well as the monthly charge in the sum of DM 17,018.00 to Deutsche Bundespost Telekom.

     As at 1 January 1997 the monthly charge will increase to DM 34,036.00 and is payable by the Company to Deutsche Bundespost Telekom.

4. The connections for participants are generally to be carried out in accordance with the PTZ-regulation 1 R 8 part 15.
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5.   After the fifth year both parties will be entitled to make a further calculation in order to determine the actually existing houses.

6.   In case of a possible expansion of the GA beyond the supply area of the
     8.509 housing units ("WE") the Company undertakes to immediately notify Deutsche Bundespost Telekom of the number of housing units supplied.

7. The takeover (purchase) by Telecable of the broad band distribution network ("BVN") of Deutsche Bundespost Telekom in the newly built-up area of Anhalt will be determined in a separate contract.


Attachment 1 "Up-lists" consisting of 1 page


Deutsche Bundespost Telekom                                            Company


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               Attachment 1


               Up List


Number of Up                         Supply Area
_______________________________________________________________


  1                           Housing Estate Anhalt

  1                           Newly built-up area inner city

  1                           Newly built-up area inner city

  1                           So-called musicians quarter

231                           Inner city
                              Neubi properties


all other properties within the extension area of Deutsche Bundespost Telekom will be supplied with 1 gp per property.

The locations have been agreed with the competent planning office of Deutsche Bundespost Telekom.